EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

RELM Wireless Corporation

Melbourne, Florida

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-112446) pertaining to the 1997 Stock Option Plan (as amended) and the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-25795) pertaining to the 1996 Stock Option Plan for Non-Employee Directors of RELM Wireless Corporation of our report dated February 23, 2006, relating to the consolidated financial statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ BDO Seidman, LLP

Miami, Florida

March 8, 2006